Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of the 27th day of July, 2023, by and between Health in Tech, Inc., a Nevada Corporation (“Employer”), and Richard Hillyer, an individual (“Executive”). Executive and Employer may be referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Employer is in the business of Health Insurance Technology.

B. Executive has extensive knowledge and experience as relates to Employer’s business.

C. Employer desires to employ Executive, and Executive desires to be so employed, on the terms and conditions hereof.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged and agreed, the Parties acknowledge the truth and accuracy of the foregoing Background information, which is made a part of this Agreement, and further agree as follows:

1. Employment and Duties.

(a) Employment. On the terms of this Agreement, Employer hereby employs Executive, and Executive hereby agrees to be employed by Employer.

(b) Duties. Executive’s primary duties to Employer include without limitation those services and responsibilities which are described in Addendum A, attached hereto and incorporated herein by reference, as well as those services, duties, and responsibilities which may otherwise be reasonably assigned to Executive by Employer from time to time (collectively, the “Services”).

2. Commitment. Executive will perform the Services diligently, in the best interests of Employer, and to the best of Executive’s ability and judgment. During the Term (as defined below), Executive shall, at all times, devote Executive’s entire working time, attention, energies, efforts and skills to the business and affairs of Employer and shall not, directly or indirectly, engage in any other business activity which interferes with Executive’s performance of the Services, whether or not for profit, gain or other pecuniary advantages, without the express written permission of Employer. Executive shall perform Executive’s duties, responsibilities, and functions to and for Employer to the best of Executive’s abilities in a diligent, conscientious, trustworthy, professional and efficient manner and shall comply with Employer’s policies and procedures, as in effect from time to time.

3. At-Will Employment. Executive understands and agrees that his or her employment hereunder is “at will,” which means, subject to applicable law, Employer and Executive may each terminate their employment relationship at any time for any reason or for no reason at all, with or without advance notice.

4. Term; Termination.

(a) Term and Termination. Unless sooner terminated in accordance with this Agreement, Employer’s employment of Executive shall commence on the Effective Date and continue until, and end upon, the earlier of (i) Executive’s death; (ii) the termination of Executive’s employment by Executive for any reason; or (iii) the termination of Executive’s employment by Employer for any reason. The term of this Agreement and Executive’s employment hereunder may be referred to herein as the “Term.”

(b) Post-Termination Benefits. Except as otherwise expressly provided herein, all of Executive’s rights to Base Salary (defined below), bonuses, employee benefits and other compensation hereunder which would have accrued or become payable for Services after the termination of Executive’s employment hereunder shall cease upon such termination, other than those expressly required under applicable law. Unless contrary to applicable law, any accrued but unused vacation, sick leave, and other paid time off (“PTO”) shall be forfeited upon termination of Executive’s employment and Executive will receive no additional compensation or payment for such unused vacation, sick leave, and other paid time off.

(c) Return of Property. Upon any termination of this Agreement, and at any time upon Employer’s request, Executive will return to Employer any business equipment owned by Employer that Executive may have in his or her possession.

5. Compensation.

(a) Base Salary. Executive will be paid an annual base salary, during the Term, in the amount set forth in Addendum A, as may be increased or decreased by Employer from time to time (“Base Salary”). The Base Salary shall be payable by Employer in regular installments in accordance with Employer’s general payroll practices (in effect from time to time). All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by Employer.

(b) Other Bonuses. Executive is eligible to receive discretionary bonuses from time to time, as well as a performance-based bonus if and as described in Addendum A. Any such bonuses will be payable at such time or times as determined by Employer, unless a specific payment period is described in Addendum A. Any discretionary or performance-based bonus for the fiscal year of Employer in which the Effective Date occurs (the “First Fiscal Year”) will be prorated based on the number of days during the First Fiscal Year Executive was employed by Employer. A discretionary bonus, if any, will be determined and paid at the sole and complete discretion of Employer and may be based on a variety of factors, including, but not limited to, Executive’s individual performance and the overall performance of Employer. To be eligible for a discretionary bonus, at the time such bonus is paid, Executive must be employed by Employer and not given or been given notice of termination of employment.

(c) Equity Awards. During the Term, Executive shall be eligible to participate in the Equity Incentive Plan of the Employer or any successor plan, subject to the terms of the Equity Incentive Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.

(d) Benefits. During the Term, Executive shall be entitled to participate in all benefit programs for which similarly situated employees of Employer are generally eligible, including any health insurance, life insurance, and disability insurance offered by Employer, subject to the terms and conditions of such plans, as such plans may be amended, terminated or replaced from time to time. Executive shall also receive the additional benefits, if any, described in Addendum A.

(e) Paid Time Off. Beginning on the Effective Date, Executive will be entitled to PTO in accordance with Employer’s vacation and/or paid time off policy in effect from time to time. In addition, Executive may participate in all other Employer holiday, sick leave, and other employment policies and programs, as amended from time to time, at a level at least equivalent to that of Employer’s other employees at the same or similar levels as Executive.

(f) Expenses. During the Term, Employer shall reimburse Executive for all reasonable and pre-approved out-of-pocket business expenses actually incurred and paid by Executive on behalf of Employer and in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with Employer’s policies in effect from time to time, subject to Employer’s requirements with respect to reporting and documentation of such expenses.

6. Confidentiality and Nondisclosure.

(a) Confidential Information. For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, all information of Employer and Employer’s Affiliates (defined below) not generally known to the public, whether in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, agreements, contracts, terms of agreements, transactions, know-how, trade secrets, manuals, records, material, supplier information, financial information, results, accounting information, pricing information, personnel information (including non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to Employer’s operations), developments, market studies, sales information, revenue, costs, product plans, designs, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, and distributor lists of Employer, Employer’s Affiliates, and/or their respective businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other Person (defined below) that has entrusted information to Employer and/or its Affiliates in confidence. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Notwithstanding the foregoing to the contrary, Confidential Information shall not include information that is or becomes generally available to the public, other than as a result of an unauthorized disclosure by Executive or a representative of Executive.

(b) Nondisclosure. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available any Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any Person whatsoever (including other employees of Employer and/or its Affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of Employer and/or its Affiliates, and, in any event, not to anyone outside of the direct employ of Employer and/or its Affiliates except as required in the performance of Executive’s authorized employment duties to Employer (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Employer and/or its Affiliates, except as required in the performance of Executive’s authorized employment duties to Employer (and then, such disclosure shall be made only within the limits and to the extent of such duties).Executive shall exercise reasonable care to protect all Confidential Information. Executive will immediately give notice to Employer of any unauthorized use or disclosure of Confidential Information. Executive hereby represents and warrants that he or she shall assist Employer in remedying any such unauthorized use or disclosure of Confidential Information. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to Employer.

(c) Ownership. Executive acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of Employer and/or its Affiliates, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to the custody of Executive. Executive agrees that upon the termination of Executive’s employment with Employer for any reason or otherwise upon Employer’s request, Executive will return promptly to Employer all memoranda, notes, records, reports, manuals, pricing lists, prints and other documents (and all copies thereof) relating to Employer’s and/or its Affiliates’ business which Executive may then possess or have within Executive’s control, regardless of whether any such documents constitute Confidential Information.

(d) Affiliates. For purposes of this Agreement, when used with reference to Employer, the term “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect control with, Employer or such other Person, as the case may be. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing. As used in this Agreement, “Person” includes, without limitation, any individual, corporation, partnership, joint venture, trust, and any employee pension, profit sharing and other benefit plan and trust.

(e) Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement to the contrary: Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose Employer’s and/or its Affiliates’ trade secrets to Executive’s attorney and use Employer’s and/or its Affiliates’ trade secret information in the court proceeding, if Executive (a) files any document containing the trade secrets under seal; and (b) does not disclose the trade secrets, except pursuant to court order.

7. Restrictive Covenants.

(a) Noncompetition. Because of Employer’s legitimate business interests including, without limitation, protecting its Confidential Information, proprietary information, and trade secrets along with its goodwill, for which Employer has invested substantial time, money and resources to develop, protect and retain, and the good and valuable consideration offered to Executive, during the Term and for two (2) years, to run consecutively, beginning on the last day of Executive’s employment with Employer, whether employment is terminated by Executive or Employer (including during the Term, the “Restricted Period”), Executive agrees and covenants not to engage in any Prohibited Activity within the United States of America. For purposes of this Section 7, “Prohibited Activity” is any activity in which Executive contributes his or her knowledge, services, and/or abilities, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, director, officer, volunteer, intern, or any other similar capacity to a Person engaged in the same or similar business as Employer or any of Employer’s Affiliates. “Prohibited Activity” also includes activity that may require or inevitably requires disclosure of Employer’s and/or Employer’s Affiliates’ trade secrets, proprietary information or Confidential Information. Notwithstanding the foregoing to the contrary, nothing herein shall prohibit Executive from purchasing or owning less than three percent (3%) of the publicly traded securities of any Person, provided that such ownership represents a passive investment and that Executive is not a controlling Person of, or a member of a group that controls, such Person. This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed the minimum extent required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to Employer.

(b) Non-Solicitation of Employees. Executive agrees and covenants not to, during the Restricted Period, directly or indirectly, whether on Employee’s own behalf or on behalf of any other Person, actually or attempt to: solicit, recruit, or induce the termination of employment of any employee of Employer and/or Employer’s Affiliates to engage in Competing Services (as defined below).

(c) Non-Solicitation of Customers. Executive understands and acknowledges that because of Executive’s experience with and relationship to Employer, he or she will have access to and learn about much or all of Employer’s and/or Employer’s Affiliates’ current, former, and prospective clients and customers (each a “Customer” as defined below) and Confidential Information about Customers, including but not limited to, names, phone numbers, addresses, e-mail addresses, purchasing history, purchasing preferences, products and services preferences, claims history, chain of command, pricing information, and other information identifying facts and circumstances specific to the Customer. Executive understands and acknowledges that loss of these Customer relationships and/or goodwill will cause significant and irreparable harm to Employer and/or Employer’s Affiliates. Executive shall not, during the Restricted Period, directly or indirectly (defined below), actually or attempt to: (i) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with Employer and/or Employer’s Affiliates; (ii) solicit (including but not limited to via e-mail, regular mail, express mail, telephone, fax and/or instant message), induce or cause any Customer to become a customer of or enter into any contractual or other relationship with Executive or any other person or entity for Competing Services; and/or (iii) solicit or contact any Customer for the purpose of offering or providing any Competing Services to that Customer.

(d) For the purposes of this Section 7, the term “Competing Services” means goods and/or services similar to or competitive with those then currently offered by Employer and/or Employer’s Affiliates, (or of which Executive has knowledge, at the time in question during the Restricted Period, that Employer and/or Employer’s Affiliates has plans to offer within twelve (12) months).

(e) For the purposes of this Section 7, the term “Customer” means any company or individual: (i) who purchased products or services from Employer and/or Employer’s Affiliates and (A) whom Executive contacted or served during the Term, (B) for whom Executive supervised contact or service during the Term, or (C) about whom Executive acquired Confidential Information; and/or (ii) who was a potential customer of Employer within the one year immediately preceding the last day of Executive’s employment with Employer (whether employment is terminated by Executive or Employer) and (A) about whom Executive acquired Confidential Information or (B) (1) who contacted Executive, (2) whom Executive contacted, or (3) for whom Executive supervised contact regarding the potential purchase of products or services of Employer and/or Employer’s Affiliates.

(f) Remedies. In the event of a breach or threatened breach by Executive of Section 6 and/or Section 7 of this Agreement, Executive hereby consents and agrees that Employer and/or Employer’s Affiliates shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(g) Tolling. To the extent permitted by applicable law, should Executive violate any of the terms of the restrictive covenant obligations articulated herein, the time period of such covenant with respect to Executive shall be tolled until such breach or violation is resolved.

8. Non-Disparagement. During and after the Term, Executive agrees not to, knowingly and intentionally, make any disparaging remark or send any disparaging communication which is reasonably expected to result in, or does result in, damage to (i) the reputation of Employer on such date or (ii) the reputation of (A) the business, officers and directors of Employer on such date or (B) the employees of Employer but only for so long as an employee remains an employee of Employer. Employer agrees not to, knowingly and intentionally, make any disparaging remarks or send any disparaging communications by press release or other formal communication or take any other action, directly or indirectly, with respect to Executive which is reasonably expected to result in, or does result in, damage to Executive’s reputation (it being understood that comments or actions by an individual will not be treated as comments or actions by Employer unless such individual is an officer or director of Employer or otherwise has both the authority to act, and is acting, on behalf of Employer with respect to such comments or actions). This Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) business- related intra-company communications or to Employer’s communications with its shareholders, investors, auditors and/or legal advisors. Nor shall this Section be interpreted or applied in a manner that would interfere with Executive’s rights, if any, under the National Labor Relations Act (e.g., from discussing wages, hours and working conditions for the purpose of collective bargaining or other mutual aid or protection).

9. Intellectual Property Rights. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, and copyrightable work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Employer’s and/or Employer’s Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) as a result of work performed by Executive for Employer and/or Employer’s Affiliates (collectively, the “Work Product”), belong to Employer and/or Employer’s Affiliates. Executive further agrees that any such copyrightable work is work made for hire for Employer. To the extent the foregoing does not apply, Executive hereby assigns, and agrees to assign, all of the Work Product to Employer. Executive will take reasonable steps to promptly disclose such Work Product as required by Employer and perform all actions reasonably requested by Employer (whether during or after the Term) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to Employer in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an employee agreement the assignment of certain classes of inventions made by an employee, this Section 9 will be interpreted not to apply to any invention which a court rules and/or Employer agrees falls within such classes.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Executive’s Representations. Executive hereby represents and warrants to Employer that (a) the execution, delivery, and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any Person other than Employer and/or Employer’s Affiliates; and (c) upon the execution and delivery of this Agreement by Employer, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

12. Binding Effect. This Agreement shall inure to the benefit of and be binding on the Parties and their respective Affiliates, successors, and assigns. Executive acknowledges that this Agreement is a personal services agreement and cannot be assigned by Executive, but shall inure to the benefit of, and be enforceable by, Executive’s executors, administrators and personal representatives upon Executive’s death or disability.

13. Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if hand- delivered, at the time of delivery, or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postage-paid envelope, (c) if couriered, one day after deposit with a national overnight courier, or (d) if sent by e-mail, at the time such e-mail is sent unless the sender receives notification that the e-mail was not delivered to the intended recipient, in each case addressed to the Parties at their respective addresses set forth on the signature page hereto, or to such other address as the Party to whom notice is to be given may have previously furnished to the other Party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

14. Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof, and there are no written or oral terms or representations made by either Party other than those contained herein. Unless and to the extent otherwise specifically stated herein, this Agreement supersedes and replaces any and all employment agreements and agreements providing for payments for services (including, without limitation, all deferred compensation agreements, plans, or programs dated or entered into prior to the date hereof) between Executive and Employer.

15. Governing Law; Forum; Waiver of Jury Trial. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of Iowa or any other jurisdiction), except to the extent that Section 16 below is governed by the Federal Arbitration Act. The Parties (i) agree that any dispute between the Parties, including, without limitation, any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) that is not subject to the arbitration provisions of Section 16 below, shall be litigated exclusively in an appropriate State or Federal court in Des Moines, Iowa (ii) hereby consent, and waive any objection, to the jurisdiction of any such court; and (iii) HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY AND AGREE THAT ANY SUCH LITIGATION SHALL NOT BE HEARD BY A JURY.

16. Arbitration.

(a) Any claim, dispute, or controversy between the Executive and Employer (which, for this purpose, shall include any of Employer’s partners, Affiliates, successors, assigns, owners, directors, officers, shareholders, employees, managers, members and agents), including without limitation, those arising out of or relating to this Agreement, Executive’s employment with Employer or the termination thereof shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act (“FAA”). The Parties acknowledge and agree that Employer’s business involves interstate commerce. Notwithstanding the foregoing, the following shall not be subject to mandatory arbitration pursuant to this provision: (i) applications by any Party for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance compensation benefits; (iv) to the extent required by law, administrative claims or charges before applicable Federal and/or State administrative agencies (such as the Equal Employment Opportunity Commission or comparable state agency, and any unfair labor charge which is to be brought under the National Labor Relations Act (the “NLRA”)); (v) claims for alleged sexual assault or alleged sexual harassment; and (vi) claims that may not be subject to pre-dispute mandatory arbitration agreements. Further, notwithstanding anything herein to the contrary, to the extent permitted by applicable law without invalidating this arbitration provision, Employer shall be entitled to seek injunctive, provisional and/or equitable relief in a court proceeding as a result of Executive’s alleged violation of the terms of Sections 6 through 7 above and any such proceeding shall be governed by Section 15 above.

(b) To the maximum extent permitted by applicable law, the Parties agree that any claim each brings may not be initiated, maintained, heard or determined on a class action, collective action, or representative action basis either in court or in arbitration, and that each is not entitled to serve or participate as a class, collective or representative action member or representative or to receive any recovery from a class, collective or representative action involving a claim against the other Party either in court or in arbitration. Any claim brought by one Party may not be joined or consolidated with any other claim that does not involve precisely the same parties. If a Party is included within any class action, collective action, or representative action in court or in arbitration involving a claim against the other Party, such Party will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. Insofar as any claim between the Parties is permitted to proceed on a class action, collective action, or representative action basis, notwithstanding this Section 16, it must do so in court pursuant to Section 15.

(c) The arbitration process shall be confidential and private and administered by JAMS pursuant to its Employment Arbitration Rules & Procedures in effect at the time the dispute is submitted (the “Arbitration Rules”), which can be found at http://www.jamsadr.com, a copy of which will be provided to Executive upon Executive’s request. Claims must be submitted to JAMS for arbitration in accordance with the Arbitration Rules for commencing an arbitration, and within the applicable statute of limitations. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence or nature of any claim or defense; any documents, correspondence, pleadings, briefing, exhibits, arguments, testimony, evidence, or information exchanged or presented in connection with any claim or defense; or any rulings, decisions, or results of any claim or defense (collectively, “Arbitration Materials”) to any third party, with the sole exception of Executive’s legal counsel, whom Executive shall ensure complies with these confidentiality terms, and the arbitrator. The Parties may file and the arbitrator shall hear and decide at any point in the proceedings any motion permitted by the Federal Rules of Civil Procedure, including but not limited to motions to compel discovery, motions for protective orders, motions to dismiss, motions for summary judgment, and motions in limine. In addition, the arbitration shall be subject to the same burdens of proof and statutes of limitations as if the claim at issue was being heard in the Federal or State court provided by Section 15 above. The Parties shall be entitled to discovery sufficient to adequately arbitrate their claims. The arbitration proceedings will be held before a single, neutral arbitrator in a location to be mutually agreed upon by the Parties. The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by Employer to the extent required by law. Otherwise, each Party shall be solely responsible for paying his/her/its own costs for the arbitration, including, but not limited to attorneys’ fees. However, if either Party prevails on a claim which affords the prevailing party attorneys’ fees pursuant to law, statute, or contract, the arbitrator may award reasonable attorneys’ fees to the prevailing party. The arbitrator shall have the authority to award any damages or relief authorized by law, except (to the extent permitted by applicable law) the arbitrator shall have no authority to award any punitive or exemplary damages and the Parties waive, to the fullest extent permitted by law, any right to recover such damages in such arbitration. The award of the arbitrator shall be in writing and shall contain the arbitrator’s factual findings, legal conclusions and reasons for the award. The award may be entered as a judgment in any court with jurisdiction over either Executive or Employer. Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, to the extent permitted by applicable law, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their reasonable best efforts to file any court proceeding permitted herein and all Confidential Information (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. To the extent any of the terms, conditions or requirements of this Agreement conflict with the Arbitration Rules, the terms, conditions or requirements of this Agreement shall govern.

(d) Notwithstanding any provision of the Arbitration Rules to the contrary, any issue concerning the validity or enforceability of any of the class action, collective action, and representative action waivers contained in this Agreement (“Arbitration Waivers”) shall be governed by and determined under and in accordance with the FAA and shall be decided by a court of competent jurisdiction pursuant to Section 15 above. Any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement (except for issues concerning the validity or enforceability of any of the Arbitration Waivers) must be resolved by the arbitrator, not the court.

17. Cooperation. During and after the Term, Executive agrees to assist and cooperate with Employer in connection with the defense or prosecution of any claim that may be made against or by Employer, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Employer, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. Further, if requested, Executive agrees to provide Employer with reasonable assistance, including, without limitation, providing information, in connection with the transition of Executive’s employment duties and responsibilities to others and matters with which Executive was involved during Executive’s employment with Employer. In seeking Executive’s assistance and cooperation under this Section, Employer shall seek not to unreasonably interfere with Executive’s personal and other professional obligations. Employer will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 17. Notwithstanding the foregoing, this Section shall not be applicable to any claim by Employer against Executive or by Executive against Employer.

18. Section 409A.

(a) It is intended that all payments under this Agreement shall either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no amount payable hereunder shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. In no event may Executive directly or indirectly designate the calendar year of payment. Each payment under this Agreement shall be a separate payment for purposes of Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Employer for purposes of this Agreement unless Executive would be considered to have incurred a “separation of service” from Employer under Section 409A. Notwithstanding anything herein to the contrary, in the event the period for Executive to consider and, if applicable, revoke any release of claims begins in one calendar year and ends in a second calendar year, any “nonqualified deferred compensation” subject to, and not exempt from, Section 409A, shall be paid on the first day of the second calendar year, subject to any other conditions to its payment. It is the intent of Employer that the provisions of this Agreement be interpreted to comply in all respects with Section 409A; however, Employer shall have no liability to Executive, or any successor or beneficiary thereof, in the event taxes, interest, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Section 409A. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(b) Specified Employees. Notwithstanding anything herein to the contrary (including specifically as may otherwise be set forth in Section 9(c)), if any payment or benefit provided to Executive in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination of Executive’s employment or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement, or unless otherwise specified in writing under any Company program or policy, shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period,; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Employer and Executive, and no course of conduct or course of dealing or failure or delay by any Party in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20. Third Party Beneficiaries. Except for the protections that extend to Employer’s Affiliates, nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any Person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

21. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

22. Certain Rules of Construction. Any term defined herein in the singular form shall have a comparable meaning when used in the plural form, and vice versa. When used herein, (a) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) the terms “include”, “includes”, and “including” are not limiting and have the inclusive meaning frequently identified with the phrase “but not limited to.” All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term. The headings and captions in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision of this Agreement. Unless otherwise expressly provided herein, references to any section, schedule, addendum, or exhibits (whether or not such words are capitalized or are otherwise defined terms) shall refer respectively to the sections, schedules, addenda, and/or exhibits of or to this Agreement. When a Party’s consent is required hereunder, such Party’s consent may be granted or withheld in such Party’s sole discretion, unless otherwise specified. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement. Signatures by photocopy, facsimile, or by electronic means shall be considered the same as and shall have the same force as an original signature.

24. Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties shall survive such termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

EMPLOYER:	EXECUTIVE:

/s/ Tim Johnson	/s/ Richard Hillyer
For Health in Tech, Inc.	Richard Hillyer
Tim Johnson	7646 Ikes Tree Drive
Chief Executive Officer	Spring, TX 77389
701 S Colorado Ave.
Stuart, Florida 34994

ADDENDUM A

EXECUTIVE’S NAME: Richard Hillyer

SERVICES & DUTIES

Responsibilities and duties include those typically expected of a Chief Growth Officer and others as assigned from time-to-time by the Employer.

ANNUAL BASE SALARY: $250,000

HIRING BONUS: N/A

PERFORMANCE-BASED BONUSES

The executive is eligible for a discretionary annual bonus based on individual and company performance as determined by the Employer.

ADDITIONAL BENEFITS

None

MISCELLANEOUS

None

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